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  KPMG  PEAT MARWICK

        Certified Public Accountants

        1500 National City Center
        1900 East Ninth Street
        Cleveland, OH 44114-3195
                                                                Exhibit 23
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The Board of Directors
Ferro Corporation

We consent to incorporation by reference in the Registration Statements (File Nos. 2-61407, 33-28520, and 33-45582) on Form S-8 (File No. 33-51284) and on
Form S-3 of Ferro Corporation of our report dated January 27, 1994 relating to the consolidated balance sheets of Ferro Corporation and subsidiaries as of December 31, 1993 AND 1992, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993, which report appears in the December 31, 1993 annual report on Form 10-K of Ferro Corporation.




/s/ KPMG Peat Marwick


Cleveland, Ohio
March 28, 1994